Exhibit 99.1

Teeka Tan Products Enters into Definitive Agreement

with Taiyuan Rongan Business Trading Company

NOVEMBER 14, 2007 - Boca Raton, Florida -- Teeka Tan Products, Inc. (OTCBB: TKAT) today announced that it has entered into a definitive merger agreement with Taiyuan Rongan Business Trading Company (“TRBT”) , privately held company in Taiyuan, China that is a builder and operator of shopping malls in China. Under the terms of the Stock for Stock Equivalent Exchange Agreement and Plan with TRBT and its current capital contributors, the TRBT shareholders will assign 80% of the 100% of capital contributions in TRBT to our company in exchange for an aggregate of 31,500,000 shares of our common stock and common stock purchase warrants to purchase an aggregate of 1,400,000 shares of our common stock at an exercise price of $0.50 per share which will be issued after the reverse stock split described below.

The closing of the Agreement is subject to customary closing conditions. In addition, under the terms of the agreement and as a condition precedent to closing, we must undertake a one for 100 (1:100) reverse stock split of our outstanding common stock and TRBT must have received and delivered documentation of the approvals for the transaction from the various divisions of the Chinese government. Upon satisfaction of these conditions, the Agreement will become effective and our executive officers and directors will resign and executive officers and directors designated by Taiyuan Rongan will be elected. The closing of the Agreement will result in a change of control of our company. The transaction is expected to be completed before the end of December 2007.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These factors include, but are not limited to, the ultimate closing of the transaction with TRBT which is subject to conditions precedent, including the approval of the Chinese government. Most of these factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Teeka Tan Products, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For Further Information:

Teeka Tan Products, Inc.

Brian John

Phone 561-989-3600